Exhibit 99.1

Westwood Holdings Group, Inc. Reports 2009 Results; Assets under Management Increase 42% Year-over-Year to Record $10.2 Billion; Assets in WHG Funds Increase 124% Year-over-Year to $566 Million

DALLAS--(BUSINESS WIRE)--February 4, 2010--Westwood Holdings Group, Inc. (NYSE: WHG) today reported 2009 fourth quarter revenues of $12.7 million, net income of $2.7 million and earnings per diluted share of $0.41. For the year ended December 31, 2009, Westwood reported revenues of $42.6 million, net income of $7.9 million and earnings per diluted share of $1.18. Cash earnings for the fourth quarter of 2009 were $4.7 million and cash earnings per share (“Cash EPS”) were $0.70 per diluted share. For the year ended December 31, 2009, cash earnings were $15.6 million and Cash EPS were $2.34 per diluted share. (Cash earnings and Cash EPS are non-GAAP financial measures that are explained and reconciled with the most comparable GAAP financial measures in the attached tables.)

Assets under management were $10.2 billion as of December 31, 2009, an increase of 42% compared to December 31, 2008 assets under management of $7.2 billion. The increase in period-ending assets under management was primarily due to market appreciation of assets under management plus significant cash inflows of assets from new clients. The WHG Funds had assets of $566 million as of December 31, 2009, an increase of 124% compared to assets of $253 million as of December 31, 2008.

Brian Casey, Westwood’s President & CEO, commented, “The momentum in our business continued in 2009. We ended the year with record assets under management of over $10 billion; the majority of our products exceeded their respective benchmarks; and the WHG Funds continued to experience outstanding organic growth as assets more than doubled. We also completed our first acquisition, which added an additional $52 million into the WHG LargeCap Value Fund, increasing the scale and profitability of the fund while also lowering fund expenses for all shareholders. We want to thank all of our owner-employees for their continued dedication and hard work as we strive to deliver solid performance and attentive service to our clients.”

Westwood’s 2008 results included revenues of $17.6 million, net income of $5.1 million and earnings per diluted share of $0.79 for the fourth quarter of 2008 and revenues of $46.5 million, net income of $10.5 million and earnings per diluted share of $1.63 for the full year. Cash earnings for the fourth quarter and full year 2008 were $6.9 million and $17.3 million, respectively. Cash EPS for the fourth quarter of 2008 was $1.07 per diluted share and $2.68 per diluted share for the year 2008. Westwood’s full year 2008 results included the positive impact of a performance-based fee of $8.7 million, which was recorded in the fourth quarter of 2008 and reflected investment outperformance in 2008 and 2007. Total expenses for the year 2009 were $30.2 million compared to $29.9 million for 2008. Cash expenses for 2009 were $22.6 million compared to $23.2 million for 2008. (An explanation and reconciliation of cash expenses to total expenses are included in the attached tables.)

Westwood also announced that its Board of Directors declared a quarterly cash dividend of $0.33 per common share, payable on April 1, 2010 to stockholders of record on March 15, 2010.

Westwood Trust contributed revenue of $10.3 million and net income of $1.4 million in 2009, compared to revenue of $11.1 million and net income of $1.4 million in 2008. As of December 31, 2009, Westwood Trust’s assets under management were $2.0 billion, an increase of 29% compared to $1.6 billion as of December 31, 2008. The increase in assets under management was primarily due to market appreciation of assets under management as well as inflows of assets from new clients.

Westwood will host a conference call to discuss the 2009 fourth quarter results and other business updates at 4:30 p.m. Eastern time today. To listen to the conference call, dial 866-337-6663 (domestic) or 904-520-5771 (international). The conference call will also be available via webcast and can be accessed at Westwood’s website, www.westwoodgroup.com, under the Investor Relations tab. The conference call will be available for replay through February 11 by dialing 888-284-7564 (domestic) or 904-596-3174 (international) and entering passcode 2428101.

About Westwood

Westwood Holdings Group, Inc. manages investment assets and provides services for its clients through two subsidiaries, Westwood Management Corp. and Westwood Trust. Westwood Management Corp. is a registered investment advisor and provides investment advisory services to corporate pension funds, public retirement plans, endowments, foundations, the WHG Funds, other mutual funds and clients of Westwood Trust. Westwood Trust provides trust services and participation in common trust funds that it sponsors to institutions and high net worth individuals. Westwood Holdings Group, Inc. trades on the New York Stock Exchange under the symbol “WHG.”

For more information on Westwood, please visit Westwood’s website at www.westwoodgroup.com.

For more information on the WHG Funds, please visit the Funds’ website at www.whgfunds.com.

Note on Forward-looking Statements

Statements in this press release that are not purely historical facts, including statements about our expected future financial position, results of operations or cash flows, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “should,” “could,” “goal,” “target,” “designed,” “on track,” “comfortable with,” “optimistic” and other similar expressions, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues in four of our customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturn in the financial markets; the passage of legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; our ability to capitalize on the performance of our marketing efforts; the acceptance of our new products with our existing and new clients; changes in our dividend policy and uses of our cash; and the other risks detailed from time to time in Westwood’s SEC filings, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2008 and its quarterly reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
REVENUES:
Advisory fees
Asset-based	$9,676	$6,589	$31,794	$26,966
Performance-based	-	8,645	-	8,725
Trust fees	2,938	2,748	10,304	11,018
Other revenues, net	109	(396)	455	(253)
Total revenues	12,723	17,586	42,553	46,456

EXPENSES:
Employee compensation and benefits	6,765	7,697	23,730	23,209
Sales and marketing	128	208	576	803
WHG mutual funds	175	149	600	384
Information technology	296	291	1,221	1,114
Professional services	401	412	1,531	1,749
General and administrative	671	669	2,277	2,662
Total expenses	8,436	9,426	30,235	29,921
Income before income taxes	4,287	8,160	12,318	16,535
Provision for income taxes	1,566	3,039	4,423	5,992
Net income	$2,721	$5,121	$7,895	$10,543

Earnings per share:
Basic	$0.42	$0.83	$1.25	$1.73
Diluted	$0.41	$0.79	$1.18	$1.63

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31, 2009 and 2008
(in thousands, except par value and share amounts)

	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$2,879	$3,498
Accounts receivable	6,406	12,638
Investments, at market value	42,246	28,152
Deferred income taxes	2,187	1,781
Other current assets	625	700
Total current assets	54,343	46,769
Goodwill	3,915	2,302
Deferred income taxes	-	934
Intangible assets, net	1,050	-
Property and equipment, net of accumulated depreciation of $1,315 and $1,234	578	842
Total assets	$59,886	$50,847

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$995	$1,105
Dividends payable	2,359	2,087
Compensation and benefits payable	6,273	7,052
Income taxes payable	823	1,359
Deferred acquisition liability	900	-
Other current liabilities	11	9
Total current liabilities	11,361	11,612
Deferred acquisition liability	796	-
Deferred income taxes	238	-
Deferred rent	273	441
Total long-term liabilities	1,307	441
Total liabilities	12,668	12,053
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares, issued 7,308,812 and outstanding 7,151,472 shares at December 31, 2009; 7,052,727 and outstanding 6,958,238 shares at December 31, 2008	73	71
Additional paid-in capital	47,741	37,458
Treasury stock, at cost – 157,340 shares at December 31, 2009; 94,489 shares at December 31, 2008	(6,026)	(3,500)
Accumulated other comprehensive income	1,559	-
Retained earnings	3,871	4,765
Total stockholders’ equity	47,218	38,794
Total liabilities and stockholders’ equity	$59,886	$50,847

WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,895	$10,543
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	241	232
Amortization of intangible assets	13	-
Fair market valuation of deferred acquisition liabilities	23	-
Unrealized losses (gains) on investments	(588)	974
Restricted stock amortization	7,666	6,735
Deferred income taxes	(73)	(978)
Excess tax benefits from stock based compensation	(1,518)	(2,271)
Net purchases of investments – trading securities	(9,721)	(20,256)
Changes in operating assets and liabilities:
Accounts receivable	6,232	(6,039)
Other assets	76	(47)
Accounts payable and accrued liabilities	(101)	81
Compensation and benefits payable	(779)	2,204
Income taxes payable and prepaid taxes	1,298	2,553
Other liabilities	(58)	(41)
Net cash provided by (used in) operating activities	10,606	(6,310)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of money market funds – available for sale	(64,984)	(34,849)
Sales of money market funds – available for sale	63,597	48,123
Cash paid for business combination	(251)	-
Purchases of property and equipment	(86)	(153)
Net cash provided by (used in) investing activities	(1,724)	13,121

CASH FLOWS FROM FINANCING ACTIVITIES:
Purchases of treasury stock	(2,526)	(2,430)
Excess tax benefits from stock based compensation	1,518	2,271
Proceeds from exercise of stock options	33	257
Cash dividends	(8,526)	(7,971)
Net cash used in financing activities	(9,501)	(7,873)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(619)	(1,062)
Cash and cash equivalents, beginning of year	3,498	4,560
Cash and cash equivalents, end of year	$2,879	$3,498

Supplemental cash flow information:
Cash paid during the year for income taxes	$3,199	$4,418
Issuance of restricted stock, net	7,263	7,032

Reconciliation of Net Income to Cash Earnings and Total Expenses to Cash Expenses
(in thousands)
(unaudited)

	Three Months Ended
	December 31,		%
	2009	2008	Change
Net Income	$2,721	$5,121	(47)%
Add: Restricted stock expense	1,972	1,808	9
Add: Intangible amortization	13	-	NM
Add: Deferred taxes on goodwill	5	-	NM
Cash earnings	$4,711	$6,929	(32)

Diluted weighted average shares	6,713,487	6,472,870	4
Cash earnings per share	$0.70	$1.07	(34)

Total expenses	$8,436	$9,426	(11)
Less: Restricted stock expense	(1,972)	(1,808)	9
Less: Intangible amortization	(13)	-	NM
Cash expenses	$6,451	$7,618	(15)%

	Year Ended
	December 31,		%
	2009	2008	Change
Net Income	$7,895	$10,543	(25)%
Add: Restricted stock expense	7,666	6,735	14
Add: Intangible amortization	13	-	NM
Add: Deferred taxes on goodwill	5	-	NM
Cash earnings	$15,579	$17,278	(10)

Diluted weighted average shares	6,664,910	6,451,468	3
Cash earnings per share	$2.34	$2.68	(13)

Total expenses	$30,235	$29,921	1
Less: Restricted stock expense	(7,666)	(6,735)	14
Less: Intangible amortization	(13)	-	NM
Cash expenses	$22,556	$23,186	(3)%

As supplemental information, we are providing non-GAAP performance measures that we refer to as cash earnings, cash earnings per share (or Cash EPS), and cash expenses. We provide these measures in addition to, but not as a substitute for, net income, earnings per share and total expenses, which are reported on a GAAP basis. Management and our Board of Directors review cash earnings, Cash EPS and cash expenses to evaluate Westwood’s ongoing performance, allocate resources and review dividend policy. We believe that these non-GAAP performance measures, while not substitutes for GAAP net income, earnings per share and total expenses, are useful for both management and investors to evaluate Westwood’s underlying operating and financial performance and its available resources. We do not advocate that investors consider these non-GAAP measures without considering financial information prepared in accordance with GAAP.

We define cash earnings as net income plus non-cash equity-based compensation expense, amortization of intangible assets and deferred taxes related to goodwill. We define cash expenses as total expenses less non-cash equity-based compensation expense and amortization of intangible assets. Although depreciation on fixed assets is a non-cash expense, we do not add it back when calculating cash earnings or deduct it when calculating cash expenses because depreciation charges represent a decline in the value of the related assets that will ultimately require replacement. In addition, we do not adjust cash earnings for tax deductions related to restricted stock expense or amortization of intangible assets. Cash EPS represents cash earnings divided by diluted weighted average shares outstanding.

(WHG-G)

CONTACT:
Westwood Holdings Group, Inc.
Bill Hardcastle, 214-756-6900